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                                                                    EXHIBIT 15.1

Letter from Independent Accountants Regarding Unaudited Interim Financial Information

NNG, Inc.
Los Angeles, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended March 31, 2000 and 1999, as indicated in our report dated April 24, 2000, except for the discontinued operations footnote, as to which the date is July 24, 2000, for the periods ended June 30, 2000 and 1999, as indicated in our report dated July 24, 2000 and for the periods ended September 30, 2000 and 1999, as indicated in our report dated October 18, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in Northrop Grumman Corporation's Current Report on Form 8-K, dated August 8, 2000 and Northrop Grumman Corporation's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000 are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



Los Angeles, California
February 1, 2001